As filed with the Securities and Exchange Commission on February 14 , 2018

Registration No. 333-219735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 8 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROLUNG, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	20-1922768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

757 East South Temple, Suite 150

Salt Lake City, Utah 84102

(801) 736-0729

(Address, including zip code and telephone number, including area code, of registrant’s principal place of business)

Steven C. Eror

President and Chief Executive Officer

ProLung, Inc.

757 East South Temple, Suite 150

Salt Lake City, Utah 84102

(801) 736-0729

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert H. Cohen Esq. Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 (212) 547-5400	Mark V. Anderson, CPA Chief Financial Officer ProLung, Inc. 757 East South Temple, Suite 150 Salt Lake City, Utah 84102 (801) 736-0729	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (646) 414-6947

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 8 to the Registration Statement on Form S-1 (file No. 333-219735) of ProLung, Inc. (the “Registration Statement”) is being filed solely to provide Exhibit 5.1 to the Registration Statement. This Amendment No. 8 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee and FINRA fee, are estimates.

SEC Registration Fee	$2,500
FINRA Filing Fee	$1,500
Accounting fees and expenses	$35,000
Legal Fees and Expenses	$275,000
Printing and related expenses	$10,000
Miscellaneous	$26,000
Total	$350,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

Our amended and restated certificate of incorporation provides that no officer or director shall be personally liable to this corporation or our stockholders for monetary damages except as provided pursuant to Delaware law. Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under our amended and restated certificate of incorporation and our amended and restated bylaws do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our amended and restated certificate of incorporation and our amended and restated bylaws.

Insofar as indemnification for liabilities for damages arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our directors and officers for certain liabilities under the Securities Act, or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Company has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

During 2016 and 2017, convertible debenture holders exercised their right and converted debenture principal of $1,835,950 and accrued interest payable of $233,316 for 397,938 shares of common stock. 330,425 warrants exercisable at $5.20 per share were issued in relation to these conversions.

The Company signed a Private Placement Memorandum dated December 28, 2015 to offer a maximum of 437,500 shares of its common stock at a price of $12.00 per share. On July 7, 2016, the Board of Directors authorized changing the offering to be units of one share of common stock and one warrant, sold for a price of $12.00 per unit. In February 2017, the maximum offering amount was increased to 682,669. As of September 30, 2017, the adjusted maximum offering amount of $8.2 million was subscribed for and the offering was closed.

During 2017, as partial settlement of a note payable to a relative of our CEO, we converted $100,000 of principal with 8,334 shares of common stock and 8,334 warrants

During the nine months ended September 30, 2017, related-party notes payable converted $60,000 of debt for 5,000 shares of common stock. Subsequent to September 30, 2017, 5,000 warrants exercisable at $12.00 were issued in relation to this settlement.

On May 31, 2015, we issued 11,910 shares of common stock in connection with the conversion of $50,000 of notes payable plus accrued interest of $11,934 at a conversion price of $5.20 per share.

During January and February 2015, we offered and sold an aggregate of 36,750 shares of common stock for cash to an aggregate of 10 investors for an aggregate purchase price of $147,000, or $4.00 per share.

From April 1, 2015 through December 31, 2015, the Company issued 154,410 shares of common stock for cash. Proceeds from these issuances total $926,460, or $6.00 per share.

On August 7, 2014, we issued 3,750 shares of common stock for cash to a member of the Board of Directors. Proceeds from the issuance were $15,000, or $4.00 per share.

On August 7, 2014, we issued 250 shares of common stock for cash to an officer of the Company. Proceeds from the issuance were $1,000, or $4.00 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended the registrant has duly caused this Amendment No. 8 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on February 14, 2018.

PROLUNG, INC.

February 14, 2018	By:	/s/ Steven C. Eror
Date		Steven C. Eror,
Chief Executive Officer and President (Principal Executive Officer)

ADDITIONAL SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 to the registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven C. Eror	Chief Executive Officer, President	February 14, 2018
Steven C. Eror	and Director (Principal Executive Officer)

/s/ Mark V. Anderson	Chief Financial Officer (Principal	February 14, 2018
Mark V. Anderson	Financial Officer and Principal Accounting Officer)

/s/ J. Scott Nixon	Director	February 14, 2018
J. Scott Nixon

/s/ Robert W. Raybould	Director	February 14, 2018
Robert W. Raybould

/s/ Todd Morgan	Director, Chairman of Board of	February 14, 2018
Todd Morgan	Directors

/s/ Robin L. Smith	Director	February 14, 2018
Robin L. Smith

/s/ John C. Ruckdeschel	Director	February 14, 2018
John C. Ruckdeschel

Exhibit Index

Exhibit Number	Description

1.1	Form of Underwriting Agreement.(14)
3.1	Third Amended and Restated Certificate of Incorporation(11)
3.2	By-Laws(11)
4.1	Form of Warrant, Issued from April 2010 to March 2011(1)
4.1.2	Form of Warrant issuable to Placement Agents(8)
4.1.3	Form of Warrant issued in $3.2 million offering in April 2017(8)
4.2	Restated Warrant to Purchase Common Stock Issued to Leavitt Partners, LLC(5)
4.2.2	Warrant to Purchase Common Stock Issued to Leavitt Partners, LLC(6)
4.3	Warrant to Purchase Common Stock Issued to William A. Fresh(6)
4.4	Form of Underwriters’ Warrant.(14)
5.1	Opinion of McDermott Will & Emery LLP.*
10.1	Amended and Restated License Agreement between BioMeridian Corporation and Fresh Medical Laboratories, Inc. dated November 2, 2006(2)
10.1.1	First Amendment to Amended and Restated License Agreement between BioMeridian Corporation and Fresh Medical Laboratories, Inc., dated November 26, 2007(2)
10.1.2	Second Amendment to Amended and Restated License Agreement between BioMeridian Corporation and Fresh Medical Laboratories, Inc., dated September 1, 2008(2)
10.1.3	Consulting Agreement with Leavitt Partners dated July 1, 2014(10)
10.2	Master Note with Brett M. Error dated June 30, 2011(2)
10.2.1	Amendment to Master Note with Brett M. Eror, dated March 27, 2014(3)
10.3	Employment Agreement with Steven C. Eror, dated as of August 1, 2013(3) #
10.3.1	Amendment to Employment Agreement executed on March 29, 2017(8)
10.4	Employment Agreement with Michael Garff, dated as of August 1, 2013(3) #
10.5	Lease Agreement dated April 25, 2014 between Frodsham Real Estate L.L.C. and Fresh Medical Laboratories, Inc.(4)
10.6	Form of Eight Percent (8%) Convertible Debenture, dated ________, 2015(6)
10.7	Form of Convertible Notes issued in November 2015(7)
10.8	Consulting Agreement dated April 30, 2015 with Tim Treu(9)
10.9	Consulting Agreement dated March 9, 2015 with Jeffrey S. O’Driscoll (9)
10.10	Placement Agent Agreement dated December 30, 2015 with ACAP Financial Inc(9)
10.11	Consulting Agreement dated February 1, 2017 with Robin Smith(8)
10.12	Placement Agent Agreement dated March 8, 2017 with Weild Capital, LLC(8)
21.1	List of Subsidiaries(12)
23.1	Consent of Malone Bailey LLP(13)
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of the Registration Statement)

* Filed herewith

# Management compensation agreement.

(1) Incorporated by reference with Form 10 filed February 10, 2012, File No. 12750426.

(2) Incorporated by reference with Form 10/A filed April 10, 2012, File No. 12594347.

(3) Incorporated by reference from an exhibit to our Annual Report on Form 10-K filed on April 3, 2014.

(4) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on May 14, 2014.

(5) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on November 14, 2014.

(6) Incorporated by reference from an exhibit to our Annual Report on Form 10-K filed on March 31, 2015.

(7) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on November 16, 2015.

(8) Incorporated by reference from an exhibit to our Quarterly Report on Form 10-Q filed on May 22, 2017.

(9) Incorporated by reference from an exhibit to our Annual Report on Form 10-K filed on April 14, 2016.

(10) Incorporated by reference from an exhibit to our Registration Statement on Form S-1/A filed on November 29, 2017.

(11) Incorporated by reference from an exhibit to our Current Report on Form 8-K filed on July 19, 2017.

(12) Incorporated by reference from an exhibit to our Annual Report on Form 10-K/A filed on October 13, 2017.

(13) Incorporated by reference from an exhibit to our Registration Statement on Form S-1/A filed on January 16, 2018.

(14) Incorporated by reference from an exhibit to our Registration Statement on Form S-1/A filed on January 23, 2018.